Exhibit 99.1
News Release

AMH Announces CEO Succession Plan
AMH Announces Bryan Smith to Succeed David P. Singelyn as Chief Executive Officer

LAS VEGAS, Feb. 22, 2024—AMH (NYSE: AMH) (the “Company”), a leading large-scale integrated owner, operator, and developer of single-family rental homes, today announced that David P. Singelyn, who has served as Chief Executive Officer since the Company’s inception, has announced his intent to retire effective December 31, 2024. The Company’s Board of Trustees has named Bryan Smith, the Company’s Chief Operating Officer, as the next Chief Executive Officer effective January 1, 2025. Subsequently, Mr. Singelyn will serve as an advisor through June 2025.

In addition, the Board has promoted Christopher C. Lau, the Company’s Chief Financial Officer, to the elevated role of Senior Executive Vice President.

Matthew J. Hart, Chairperson of the Board, said “Since co-founding the Company with B. Wayne Hughes in 2012, Dave Singelyn has built AMH into a market leader with nearly 60,000 high-quality single-family properties, which over 200,000 people today call home. On behalf of the Board, I want to thank Dave for his leadership and vision and for assembling a fantastic team of executives. We believe that Bryan, with his deep knowledge of the Company and all facets of its business, is uniquely positioned to lead the Company as it executes on its strategic growth plan. Together with Chris, we have two energized, dynamic executives who will lead the Company to even greater heights in the future.”

“Bryan is a talented and experienced executive who has driven our business, our strategy, and our operations during the past 12 years,” said Mr. Singelyn. “His operational expertise, leadership skills, and commitment to our ongoing success make him an excellent choice to lead the Company into an exciting future. I will be working closely with Bryan to ensure a smooth transition.”

Mr. Singelyn added, “I am also very pleased for Chris in his elevated role. He has been instrumental to the Company’s strategy and execution during the past 11 years, and his unwavering commitment to excellence has further propelled our Company’s ability to dramatically increase shareholder value and demonstrate resilience during any economic cycle.”

“I am excited to serve as AMH’s next CEO and would like to thank Dave for his mentorship and guidance,” said Mr. Smith. “Under Dave’s strategic leadership, our highly talented management team has built a strong track record of operating performance. I look forward to continuing to benefit from Dave’s insights as CEO in the coming months.”
About AMH
AMH (NYSE: AMH) is a leading large-scale integrated owner, operator, and developer of single-family rental homes. We’re an internally managed Maryland real estate investment trust (REIT) focused on acquiring, developing, renovating, leasing, and managing homes as rental properties. Our goal is to simplify the experience of leasing a home and deliver peace of mind to households across the country.
In recent years, we’ve been named one of Fortune’s 2023 Best Workplaces in Real Estate™, a 2023 Great Place to Work®, a 2023 Most Loved Workplace®, a 2023 Top U.S. Homebuilder by Builder100, and one of America’s Most Responsible Companies 2023 and America’s Most Trustworthy Companies 2023 by Newsweek and Statista Inc. As of December 31, 2023, we owned nearly 60,000 single-family properties in the Southeast, Midwest, Southwest, and Mountain West regions of the United States. Additional information about AMH is available on our website at www.amh.com.

AMH refers to one or more of American Homes 4 Rent, American Homes 4 Rent, L.P., and their subsidiaries and joint ventures. In certain states, we operate under AMH Living or American Homes 4 Rent. Please see www.amh.com/dba to learn more.
AMH Contacts

Trent Frager
Media Relations
Phone: (855) 774-4663
Email: media@amh.com

Nicholas Fromm
Investor Relations
Phone: (855) 794-2447
Email: investors@amh.com
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